Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

The following Unaudited Pro Forma Condensed Consolidated Statement of Income summarizes the results of our operations for the year ended December 31, 2004, as if the acquisition of Health Care Horizons, Inc., or the HCH Purchase, and the sale to Lovelace Sandia Health System, Inc. (Lovelace) of the commercial membership acquired in the HCH Purchase, or the Divestiture Transaction (collectively the Transactions) had occurred on January 1, 2004. The balance sheet and results of operations of Health Care Horizons, Inc. have been included in our consolidated financial statements since July 1, 2004, the date of acquisition. Accordingly, the Unaudited Pro Forma Condensed Consolidated Statement of Income combines our reported results of operations for the year ended December 31, 2004 with the results of operations of HCH for the period January 1, 2004 through June 30, 2004 and gives effect to the pro forma adjustments discussed below.

The Unaudited Pro Forma Condensed Consolidated Financial Statements do not give effect to any synergies that may be realized as a result of the Transactions.

The Unaudited Pro Forma Condensed Consolidated Statement of Income is provided for informational purposes only and does not purport to present the results of operations of Molina Healthcare, Inc. and Health Care Horizons, Inc. had the Transactions assumed therein occurred on the date specified, nor are they necessarily indicative of the results of operations that may be expected in the future.

MOLINA HEALTHCARE, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

For the Year Ended December 31, 2004

(dollars in thousands)

	Molina Healthcare, Inc.	Healthcare Horizons, Inc. For the Six Months Ended June 30, 2004	Pro Forma Adjustments				Molina Healthcare, Inc., as Adjusted
			Purchase Accounting (a)		Divestiture Transaction (b)
Revenue:
Premium revenue	$1,166,870	$179,178	—		$(52,967	)(f)	$1,293,081
Other operating revenue	4,168	966	—		(966	)(f)	4,168

Total premium and other operating revenue	1,171,038	180,144	—		(53,933)		1,297,249
Investment income	4,230	201	$(387	)(c)	—		4,044

Total revenue	1,175,268	180,345	(387)		(53,933)		1,301,293
Expenses:
Medical care costs	984,686	158,724	—		(45,355	)(g)	1,098,055
Salary, general and administrative expenses	94,150	18,735	—		(3,956	)(h)	108,929
Depreciation and amortization	8,869	287	797	(d)	—		9,953

Total expenses	1,087,705	177,746	797		(49,311)		1,216,937

Operating income	87,563	2,599	(1,184)		(4,622)		84,356
Total other income (expense), net	122	863	—		—		985

Income (loss) before income taxes	87,685	3,462	(1,184)		(4,622)		85,341
Provision for income taxes	31,912	1,672	152	(e)	(1,733	)(e)	32,003

Net income (loss)	$55,773	$1,790	$(1,336)		$(2,889)		$53,338

Basic income per share	$2.07						$1.98

Diluted income per share	$2.04						$1.95

Weighted average number of common shares outstanding	26,965,000						26,965,000

Weighted average number of common shares and potential dilutive common shares outstanding	27,342,000						27,342,000

See accompanying notes.

MOLINA HEALTHCARE, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

(dollars in thousands, except per share data)

December 31, 2004

a.	Purchase accounting. The HCH purchase has been accounted for under the purchase method of accounting. Accordingly, the consideration paid has been allocated to the assets acquired and liabilities assumed based on their estimated fair values. The excess of such consideration paid over the estimated fair value of the assets and liabilities has been allocated to certain identifiable intangible assets and goodwill. The goodwill has been reduced by the consideration received for the commercial membership assets transferred to Lovelace, and further adjusted for the net cash inflows of the commercial operations for the one-month period ended July 31, 2004, or $260, the estimated cash outflows of the transition services agreement and other actions taken in connection with the termination of the commercial line of business, or $2,900, and a tax liability resulting from a gain on transfer of $5,279.

Integration synergies. We believe that we will achieve synergies form the integration of the acquisition by eliminating redundant administrative costs and using our increased purchasing power to achieve lower health care and general and administrative expenses. The anticipated impact of such synergies has not been reflected in the Unaudited Pro Forma Condensed Consolidated Statement of Income.

Purchase price. Purchase price consideration was approximately $69,000, in addition to the assumption of approximately $5,819 of bank debt. The purchase price also included “Other Purchase Related Costs” consisting of (i) $1,440 in change of control payments to certain members of HCH management based upon executive employment agreements in effect at the HCH purchase date, (ii) $660 of direct transaction costs, and (iii) $660 representing the after-tax proceeds realized by HCH upon the sale of certain warrants to purchase the common stock of an unaffiliated entity.

b.	Divestiture Transaction. Prior to the closing of the HCH acquisition, we announced a definitive agreement had been reached to transfer the commercial membership acquired in the HCH purchase to Lovelace Sandia Health System, Inc. (“Lovelace”). Effective August 1, 2004, the transfer was completed. We received a total of $17,994 (net of approximately $265 in direct transactions costs) in connection with the transfer. We also entered into a transition services agreement with Lovelace to provide commercial claims processing, customer and provider call handling, and billing and treasury services through the date the commercial contracts are expected to be fully transitioned to Lovelace.

c.	Investment income. Pro forma adjustment to reflect a reduction to investment income assuming a payment of the purchase price and bank debt on January 1, 2004, offset by the receipt of the net proceeds for the sale of commercial membership contract rights. The net decrease in cash and investments of $59,585 would have reduced invested balances and the related investment income for the period January 1, 2004 through June 30, 2004. Interest income is assumed to be earned at an average rate of 1.3% for the six months ended June 30, 2004.

d.	Amortization of intangibles. Pro forma adjustment reflects the amortization of identified, amortizable intangible assets acquired in the HCH purchase for the period January 1, 2004 through June 30, 2004. Identifiable amortizable intangible assets consist of a Medicaid service contract with the state of New Mexico valued at approximately $11,900 and the Medicaid medical provider network in the state of New Mexico valued at approximately $850. Both of these identifiable intangible assets are being amortized over ninety-six months.

e.	Provision for income taxes. Pro forma adjustments reflect the tax effect of the acquisition for the period January 1, 2004 through June 30, 2004 at statutory rates in effect during the year ended December 31, 2004. For purposes of calculating the pro forma adjustments a consolidated as adjusted effective tax rate of 37.5% was used. Pro forma adjustments reflect the application of that statutory rate to HCH income.

f.	Commercial premium and other operating revenue. Pro forma adjustments eliminate premium and other operating revenue directly attributed to the commercial line of business for the period January 1, 2004 through June 30, 2004.

g.	Commercial medical care costs. Pro forma adjustments eliminate medical care costs directly attributed to the commercial line of business for the period January 1 2004 through June 30, 2004.

h.	Commercial salary, general and administrative expenses. Pro forma adjustments eliminate salary, general and administrative expenses directly attributed to the commercial line of business for the period January 1 2004 through June 30, 2004. Such expense includes premium taxes, broker commissions, assessments and salary costs of employees working exclusively in support of the commercial line of business.

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